EXHIBIT (14)

                               APPLICATION BOOKLET



                         FIRST AMERICAN MONEY FUND, INC.
                          INDIVIDUAL RETIREMENT ACCOUNT



                                  INSTRUCTIONS

TO OPEN A FIRST AMERICAN MONEY FUND, INC. IRA please forward the follow items found in this booklet to:

                  FIRST AMERICAN MONEY FUND
                  c/o First Pennsylvania Bank, N.A.
                  P.O. Box 8070
                  Philadelphia, Pennsylvania  19101

NOTE:  You should retain a copy of all items for your personal records.

         1. Your check for the initial contribution and a separate check for $5.00 (custodian's one-time fee for opening the account). Both checks should be payable to First Pennsylvania Bank, N.A. (Transfers, see 3e below).

         2. The completed APPLICATION. Note: If you are establishing a Regular IRA for yourself and a Spousal IRA for your non-employed spouse, a separate, completed Application with the non-employed spouse as Depositor must also be forwarded even if you (the employed spouse) actually make the contributions: See IRA Application Instructions.

         3. The completed and signed FORM 5305-A in duplicate. The custodian will return one signed copy for your records. Just complete the items indicated by the following letters and sign on the back.

         (a)      The state and county of the depositor. Check box if amendment.

         (b) The depositor is the person in whose name the IRA is established. Date of birth.

         (c)      Depositor's social security number.

         (d)      Mailing address.

         (e) Amount of initial contribution. If you are transferring funds from an existing IRA the instruction 3 on the APPLICATION. The minimum initial contribution to the fund is $1,000 for each IRA account and subsequent contributions to the fund must be at least $100 for each IRA account.

         (f)      Signature of depositor.

Note: If you are establishing a Regular IRA for yourself and a Spousal IRA for your non-employed spouse, a separate, completed and signed FORM 5305-A with the non-employed spouse as Depositor must also be forwarded even if you (the employed spouse) actually make the contributions.

         4. A completed and signed DESIGNATION OF BENEFICIARY FORM. This form is optional but recommended. Retain one copy for your records.

         A separate extra set of blank applications is enclosed for use by your spouse, other family member or friend.

         For additional information or assistance please write or call:

                           FIRST AMERICAN MONEY FUND, INC.
                           3033 Excelsior Boulevard
                           Minneapolis, Minnesota  55416
                           Telephone:  (612) 920-2292
                           Toll free:  (800) 328-6020



                              PLEASE PRINT OR TYPE

SEE IMPORTANT INSTRUCTIONS                             Account # ______________
                                                         (Assigned by Custodian)

                         FIRST AMERICAN MONEY FUND, INC.
                          INDIVIDUAL RETIREMENT ACCOUNT


                                  ------------
                                   APPLICATION
                                  ------------

         Please establish a FIRST AMERICAN MONEY FUND, INC. Individual Retirement Account ("IRA") for the undersigned in accordance with the enclosed Individual Retirement Custodial Account Agreement (IRS Form 5305-A) and the information contained in this Application.

1.       DEPOSITOR:

Name _________________________                 Phone (Day) __________________
Mailing Address ____________________________________________
                ____________________________________________

Social Security No. ___________________        Date of Birth ________________

If this is a Spousal IRA, name of EMPLOYED spouse ______________________

2.       TYPE OF IRA & INITIAL CONTRIBUTION:

(See Instruction on reverse side for explanation of TYPES and TRANSFERS)

                  ____ Regular IRA                  ____ Rollover IRA

                  ____ Spousal IRA                  ____ SEP - IRA

3. AMOUNT OF INITIAL CONTRIBUTION $_____ Year for Which Deductible Contribution is Made: ___________

4. If this is a ROLLOVER CONTRIBUTION, see Instruction Number 4 in IRA Application Instructions.

5. If this is a TRANSFER from an existing IRA, see Instruction Number 5 in IRA Application Instructions and the IRA Transfer Package accompanying this Booklet.

NOTE:    The minimum initial contribution to the FUND is $1,000.

6.       I understand the current CUSTODIAL FEE SCHEDULE is as follows:

         $5.00    Account Acceptance Fee
         $2.50    Annual Account Maintenance Fee
         $5.00    Disbursement Fee for each disbursement prior to age 59-1/2

         (Unless paid by a check payable to First Pennsylvania Bank, N.A., these fees will automatically be charged to your IRA account).

         I acknowledge that I have received and read the Individual Retirement Custodial Account Agreement (IRS Form 5305-A) and the IRA Disclosure Statement for the FIRST AMERICAN MONEY FUND, INC. INDIVIDUAL RETIREMENT ACCOUNT.

         SIGNATURE: This Application will become effective by signing the Individual Retirement Custodial Account Agreement - IRS Form 5305-A.



                       ----------------------------------
                          IRA APPLICATION INSTRUCTIONS
                       ----------------------------------


                                  1. DEPOSITOR

         The Depositor is the person in whose name the IRA is established. Please provide the requested information for the Depositor. If you are employed and you are establishing a Regular IRA (See Below) for yourself, you are the Depositor. If a Spousal IRA (See Below) is established for your non-employed spouse, a separate completed Application with Agreement WITH THE NONEMPLOYED SPOUSE AS THE DEPOSITOR is necessary, even if you (the employed spouse) actually make the contributions.


                                 2. TYPE OF IRA

         Please indicate the type of IRA Account you are establishing:

         (a) REGULAR IRA - As an employed individual, the IRA Account you establish for yourself to make annual tax-deductible contributions. Your annual contribution must not exceed the lesser of $2,000 or 100% of your compensation.

         (b) SPOUSAL IRA - AN IRA Account that may be established for your non-employed spouse, usually in addition to a Regular IRA you establish for yourself. The annual contributions to both the Regular and the Spousal IRA must not exceed $2,250 or 100% of your compensation, and the contribution to either IRA must not exceed $2,000 or 100% of your compensation.

         (c) ROLLOVER IRA - An IRA Account you establish to deposit all or a portion of a lump sum (or plan termination) distribution you received from a qualified employer-sponsored retirement plan. You may not make annual tax-deductible contributions to your Rollover IRA (you may establish a separate regular IRA for that purpose). You may transfer funds from another Rollover IRA into this IRA.

         (d) SEP-IRA - An IRA Account you establish as part of your employer's Simplified Employee Pension Plan. If your employer has established a SEP plan, your employer may make annual contributions to your IRA up to the lesser of $15,000 or 15% of your compensation.

                             3. INITIAL CONTRIBUTION

         Please indicate the dollar amount of your initial contribution. All contributions must be made by check or money order payable to First Pennsylvania Bank, N.A. If you are transferring funds from an existing IRA and you do not know the exact balance of the IRA, you may indicate "Transfer IRA Balance." Please indicate the calendar year for which your tax-deductible IRA contribution is being made. (If you are making a rollover or transfer contribution, this item is unnecessary). Note: The minimum initial contribution to the Fund is $1,000.


                                   4. ROLLOVER
                (retirement funds transmitted by and through you)

         A rollover contribution is a deposit to your new IRA. Your rollover contribution will be deposited in a Rollover IRA. However, if your rollover contribution is a "rollover" of an amount from another IRA you had established which contains only annual tax-deductible contributions and earnings (e.g. a Regular IRA and not a Rollover IRA containing a distribution from an employer's retirement plan), then your rollover contribution may be deposited in a Regular IRA (and you nay then make ongoing regular annual contributions to it). If your rollover contribution is a "rollover" from another Rollover IRA containing a distribution you had previously received from an employer's retirement plan, your contribution will be deposited in a Rollover IRA. Note: When you make a rollover contribution you are certifying to the Custodian the items in Article X of the Individual Retirement Custodial Account Agreement (IRS Form 5303-A).


                                   5. TRANSFER
              (you order transfer directly between IRA custodians)

         A transfer occurs when you direct your present IRA to make a direct transfer of your Account balance to your new First American Money Fund, Inc. IRA (i.e. you substitute a new one in its place). If you are making a transfer of funds from an existing IRA, it is important to know the type of IRA from which the transfer is to be make. For example, if it is a Rollover IRA (i.e. contains a prior distribution from an employer's retirement plan), your transferred deposit will be placed in a Rollover IRA. If it is a transfer from an existing Regular IRA, your transferred deposit will be placed in a Regular IRA. If you are making a transfer, you should read the separate IRA Transfer Package accompanying this Booklet and Article X of the Agreement.

                                6. CUSTODIAN FEES

         This is the Custodian's current Custodial Fee Schedule. You should include a separate check for your initial contribution) for $5.00 (Acceptance
Fee) payable to First Pennsylvania Bank, N.A. with your Application.

                               7. IRA INFORMATION

         You should read the IRA Disclosure Statement accompanying this Application Booklet which contains important and helpful information concerning IRAs.

                                  8. SIGNATURE

         No signature is required on the Application. The Application becomes effective when you execute the Agreement (Form 5305-A) in duplicate.



                         FIRST AMERICAN MONEY FUND, INC.
                          INDIVIDUAL RETIREMENT ACCOUNT
                              DISCLOSURE STATEMENT

                    Custodian: First Pennsylvania Bank, N.A.


INTRODUCTION

         The following is a brief outline of the legal requirements and tax implications relating to establishment of an Individual Retirement Account ("IRA") and investment of the IRA in shares of First American Money Fund, Inc. (the "Fund"). IRS regulations require that you be given this Disclosure Statement for the purpose of providing you with information concerning the nature of an IRA.

         If you invest in the Fund by establishing an IRA, you are entitled to revoke the IRA within seven days after the date your IRA is established. In order to make such a revocation, you must mail or deliver a notice of revocation no later than the seventh day after establishment of the IRA. If revoked, you are entitled to a return of the entire amount contributed without reduction for fees, commissions or other expenses. A proper revocation must be in writing and mailed or delivered to the following address:

                       First American Money Fund, Inc. IRA
                        c/o First Pennsylvania Bank, N.A.
                                  P.O. Box 8070
                        Philadelphia, Pennsylvania 19101

         If a notice of revocation is mailed, it shall be deemed mailed on the date of the postmark (or if sent by certified or registered mail, the date of certification or registration) if it is so deposited in the mail in the United States, first class postage prepaid and properly addressed.

(1)      Eligibility

         (a) Regular IRA. You may contribute to a Regular IRA if you have received compensation during the taxable year. Compensation is defined as wages, salaries or professional fees, and other amounts received for personal services actually rendered (including earned income). It does not include earnings fromproperty such as interest, rents and dividends. If compensation is not includible in gross income (such as income earned from sources outside the United States), it is not treated as compensation in determining the maximum limitation for the deduction as discussed in paragraph (2).

         (b) Spousal IRA. You may contribute to your IRA and the IRA for your non-working spouse if: you have received compensation for services rendered during the taxable year, your spouse has not received any compensation during the year, and you file a joint income tax return with your spouse.

         (c) Simplified Employee Pension (SEP) - IRA. An employer may adopt a SEP-IRA and contribute to your SEP-IRA even if you are covered by another employer's retirement plan.

         (d) Rollover IRA. Certain qualifying Rollover distributions from an employer's qualified plan and certain distributions from another IRA may be contributed to a Rollover IRA within 60 days of receipt of the distribution.


(2)      Individual Retirement Accounts - General Description

         (a) Regular IRA. If you are an eligible individual, the Internal Revenue Code permits you to establish your own individual retirement savings program. You are allowed to make contributions to an individual retirement account of 100% of your compensation up to $2,000 annually. Contributions made to your account generally are tax-deductible and, in most instances, the earnings from the funds held in the IRA will not be subject to Federal income tax until distribution begins. No deduction is allowed for any contribution which is made for the taxable year in which or after you attain age 70 1/2. Usually, you will not be eligible to receive distributions until you reach age 59 1/2 without an additional income tax penalty.

         (b) Spousal IRA. If (i) you are an eligible individual, (ii) you and your spouse file a joint income tax return and (iii) your spouse has no compensation, you may establish an IRA for yourself and one for your spouse as well. Under such an arrangement, you may qualify for a total deduction of 100% of your compensation up to $2,250. You can determine how to divide the contributions between the two accounts, as long as you do not put more than $2,000 annually into either one. In the tax year in which you attain age 70 1/2 you may not claim a deduction for contributions to your IRA, even if your spouse has not reached age 70 1/2; however, if your spouse becomes employed and receives compensation, your spouse may contribute to a Regular IRA. Similarly, if your spouse is older than you, no deduction is permitted for contributions made to your spouse's IRA for and after your tax year in which your spouse reaches age 70 1/2, but if you have compensation, you may continue contributions to your own IRA until the tax year in which you attain age 70 1/2. A Spousal IRA does not involve the creation of a joint account. The account of each spouse is separately owned and treated independently from the account of the other spouse.

         (c) Simplified Employee Pension (SEP) - IRA. The Internal Revenue Code permits an employer to contribute to your SEP-IRA up to 15,000 or 15% of your compensation, whichever is less. The employer contributions must be made under a written allocation formula which cannot discriminate in favor of employees who are officers, shareholders, self-employed or highly compensated. Employer contributions are considered discriminatory unless they bear a uniform relationship to the first $200,000 of each participating employee's total compensation. If compensation over $100,000 is taken into account for any employee, the contribution for each eligible employee must be at a rate not less than 7 1/2% of compensation. The employer's formula may provide, however, that employercontributions for each employee are reduced by the employer's share of the Social Security tax. In the case of contributions on behalf of a sole proprietor or a partner who is an owner-employee, the reduction for an owner-employee is the amount of self-employment tax imposed on the individual. Employers must cover each employee who has attained age 25 and has performed service for the employer during at least 3 of the immediately preceding 5 calendar years, but employees covered by a collective bargaining agreement and nonresident aliens may be excluded from consideration. Contributions made by your employer to your SEP-IRA for a calendar year are deductible by the employer and are includible in your gross income; however, you may deduct the amount contributed by the employer to your SEP-IRA up to the amount of the deduction limitation. In addition you may contribute on your own behalf an amount described in paragraph
                  (2) (a). If a self-employed individual makes contributions to a Keogh (HR-10) plan, the limitation under such plan must be reduced by the amount of allowable deductions under a simplified employee pension plan with respect to contributions made on behalf of a self-employed individual. Generally, your SEP-IRA is subject to the rules governing a Regular IRA. Your rights to withdraw amounts held in a SEP-IRA cannot be restricted by your employer.

         (d) Rollover IRA. A contribution of all or a portion of certain distributions from a qualified plan, annuity or IRA may be made to a Rollover IRA, provided such contribution is made within 60 days of receipt of the distribution and the amount which is contributed to the Rollover IRA does not exceed the fair market value of all property received, reduced by employee contributions (except contributions made pursuant to an employee IRA under a qualified plan).


(3) Contributions. The contributions to an IRA (other than a Rollover IRA) are deductible from your gross income on your income tax return. This is true even if you do not itemize your deductions. No deduction for contributions will be allowed for the year in which you attain age 70 1/2 or any year thereafter except for employer contributions under a SEP-IRA. Contributions to your Regular IRA, Spousal IRA or SEP-IRA must be in cash for the taxable year and may be made up to the due date for filing your tax return for the taxable year (including extensions thereof). Contributions make by an employer to your SEP-IRA for the calendar year may be made no later than 3 1/2 months after the close of the calendar year.

(4) Rollover Contributions from Qualified Plans and Other IRAs. All or a portion of certain distributions from qualified plans, annuities and other IRAs may be 'rolled over' tax-free to your Rollover IRA within sixty (60) days after receipt of distribution without regard to the limits on deductible contributions, but no deduction is allowed with respect to a rollover contribution. Under certain circumstances, the law allows you to make a contribution from a Rollover IRA into a qualified pension or profit-sharing plan, qualified annuity plan, or tax-sheltered annuity or custodial account; however, such a rollover contribution cannot be made from any form of IRA to which you have made deductible contributions. Although you may rollover amounts between IRAs to which deductible contributions have been made, such rollovers are allowed only once during a one-year period without penalty. If any amounts in your Rollover IRA are attributable to contributions made to Keogh (HP-10) plan on your behalf as a self-employed individual or owner-employer, these amounts may only be rolled over into another IRA. Rollover amounts you receive may not be deposited in you spouse's IRA, but if you should die while still a participant in a qualified plan, in certain cases your spouse may be allowed to make a tax-free rollover to a Rollover IRA of all or any part of the assets distributed from the qualified plan, excluding any contribution made by you to such plan. The amount of the death payout rolled over by a spouse into a Rollover IRA may not subsequently be rolled over into another employer's qualified plan or annuity.

(5) Investment and Holding of Contributions. Contributions to your Regular IRA, Spousal IRA, SEP-IRA or Rollover IRA, and the earnings thereon, are invested in shares in the Fund. The assets in your account are held in a custodial account exclusively for your benefit and the benefit of such beneficiaries as you may designate in writing delivered to the custodian. The balance in your Regular IRA, Spousal IRA, SEP-IRA or Rollover IRA represents a separate account which is clearly identified as your property and generally may not be combined for investment with the property of another individual. Your right to the entire balance in your account is nonforfeitable. No part of the assets of your account may be invested in life insurance contracts.

(6) Income Tax Treatment. Income tax on Regular IRA, Spousal IRA, SEP-IRA and Rollover IRA contributions and earnings generally is deferred until your receive distributions. Distributions from your account are taxed as ordinary income regardless of their original source. They are not eligible for capital gains treatment or the special 10-year averaging rules that apply to lump-sum distributions from qualified employer plans. Nevertheless, taxable distributions from your account are eligible for the regular income averaging provisions of the Internal Revenue Code. A distribution from your account after you attain age 65 is eligible for the retirement income credit.

(7) Contributions to an IRA After a Divorce. A divorced spouse is allowed a deduction for contributions to a Spousal IRA established by the individual's former spouse at least five years before the divorce if the former spouse contributed to the IRA under the Spousal IRA rules (including the pre-1982 rules) for at least three of the five years preceding the divorce. If these requirements are met, the limit on contributions to the divorced spouse's

         IRA is the lesser of (1) $1,125, or (2) the sum of the divorced spouse's compensation and alimony includible in gross income.

(8)      Distributions.

         (a) Normal Distributions. The law permits distributions to be made from a Regular IRA, Spousal IRA, SEP-IRA or Rollover IRA any time after the covered individual attains age 59 1/2, and required that distributions commence before the close of the taxable year in which the individual attains age 70 1/2. Distributions may be in the form of a single payment or in substantially equal monthly, quarterly, or annual payments over a period not extending beyond the individual's life expectancy or the joint life and survivor expectancy of the individual and the individual's spouse.

         (b) Distribution of Funds in the Event of the Covered Individual's Death. If the covered individual dies before the entire fund has been distributed, or if the individual's spouse is receiving payments and dies before the entire fund has been distributed, the remaining funds in the account must either be distributed in one lump sum or applied to the purchase of any annuity for the beneficiary or beneficiaries within five years after the death of the individual or the individual's spouse. All distributions are taxed at ordinary income rates in the year received. In the alternative, a beneficiary may elect to treat the entire interest in the IRA (or remaining part of such interest if distribution has already begun) as his or her own IRA subject to the regular IRA distribution requirements. Such election is automatic if any amounts have not been distributed within the prescribed five year period.

         (c) Premature Distributions. An IRA is intended to provide income for the covered individual upon retirement. Accordingly, the law generally imposes a penalty on premature distributions. If the individual for whose benefit a Regular IRA, Spousal IRA, SEP-IRA or Rollover IRA is established receives a taxable distribution from his or her account before reaching age 59 1/2, it will be taxed as ordinary income and will also be subject to an additional 10% penalty tax. The 10% additional tax does not apply when distributions are made before age 59 1/2 because of the permanent disability or death of the covered individual. Further, this penalty does not apply in the case of a qualifying rollover distribution or where an excess contribution is timely withdrawn (see paragraph 10).

         (d) Minimum Distribution Requirement. If after the covered individual attains age 70 1/2 the amount distributed to such individual is less than the minimum amount required by law to be distributed, a 50% excise tax may be imposed on any such deficiency. For example, if the minimum distribution that you should have received is $1,000 for the taxable year and you only receive $800, an excise tax of $100 (50% of the $200 underdistribution) must be paid by you. The Internal Revenue Service may waive this penalty if the deficiency was due to reasonable error and reasonable steps are being taken to correct the deficiency.

         (e) Transfer of Account Incident to Divorce. If your IRA is transferred from you to your former spouse because of a divorce decree (or a written instrument incident to a divorce), the transaction will not be considered a distribution to you or your spouse. The account will be considered an IRA of the spouse who received it, rather than the spouse from whom it was transferred. Starting from the day of transfer, it will be treated as being maintained for the benefit of the spouse who received it.

(9) Federal Estate and Gift Taxes. Distributions under a Regular IRA, Spousal IRA, SEP-IRA or Rollover IRA to a beneficiary other than an executor are exempt from Federal estate taxes if made in substantially equal periodic payments extending for the life of the beneficiary or over a period extending for at least 36 months after the decedent's death. An election under a Regular IRA, Spousal IRA, SEP-IRA or Rollover IRA to have a distribution payable to a beneficiary on the death of the covered individual will not be treated as a gift subject to gift tax.

(10) Prohibited Transactions. If during any taxable year you engage in a so-called "prohibited transaction" with respect to your Regular IRA, Spousal IRA, SEP-IRA or Rollover IRA, the account will lose its tax-exempt status effective as of the first day of the tax year in which the prohibited transaction occurs. In this event, the value of all account assets will be deemed distributed to you and includible in you gross income for that tax year. These prohibited transactions would include borrowing money from your account or pledging your account or any portion thereof as security for a loan. If you pledge your account or any portion thereof as security for a loan, such pledged portion will be deemed distributed to you and includible in you gross income. If you have not yet attained age 59 1/2, an additional excise tax equal to 10% of the amount pledged will be imposed on such funds includible in gross income. Similarly, if your spouse engages in a prohibited transaction with respect to his or her account, it will result in the same consequences because he or she is the individual for whose benefit the account was established.


(11) Penalty for Excess Contributions. Contributions to a Regular IRA, Spousal IRA, SEP-IRA or Rollover IRA above the permissible limits are non-deductible and are subject to an annual non-deductible excise tax of 6% of the amount of excess contributions for each year that the excess is not withdrawn or eliminated. The tax is paid by the person to whom a deduction is allowed. If the person who contributed the excess takes no deduction for it and withdraws the excess amount plus the net earnings attributable to such excess on or before the due date (including extensions) for filing the Federal income tax return for the year for which the contribution was made, the 6% excise tax will not be applied. Generally, if the excess is withdrawn after the due date (including extensions) for filing the tax return for the year for which the contribution was made, not only will the excess contribution be subject to the 6% excise tax, but the amount of such excess and the net income attributable to it will also be includible in income; and if you have not attained the age of 59 1/2, or are disabled, you will also be subject to the previously mentioned 10% penalty tax on premature distributions. The law provides, however, that if an individual has made a contribution to an IRA for a year which does not exceed $2,250 (excluding rollover amounts) all or part of which is an excess contribution for which he or she did not claim a deduction, and he or she does not correct the excess contribution prior to the due date (including extensions) for filing his or her tax return for the year, he or she nevertheless may withdraw the excess amount contributed (without the net income attributable thereto) at any time without incurring the 10% penalty tax on premature distributions or being required to include the amount withdrawn in income. The 6% excise tax will be imposed even in this special situation for the year of the excess contribution and each subsequent year until the excess is withdrawn or eliminated.

                  If less than the maximum amount of contributions has been made in years before the year you make an excess contribution, the prior year's difference may not be used to reduce the excess contribution.

                  Generally, the rules discussed above apply to the SEP-IRA as well, except that if excess employer contributions are made to your SEP-IRA, you may be permitted to withdraw such amounts at any time without including them in your income and free from the 10% penalty tax on premature distributions where the withdrawal does not exceed the amount of employer contributions of $15,000, whichever is less. The annual 6% excise tax will continue to be imposed annually, however, until the year of withdrawal or elimination of the excess contribution.

                  The law also allows you to withdraw tax-free and without penalty an excess contribution, regardless of the amount, made with respect to a rollover contribution (including an attempted rollover contribution), if the excess contribution occurred because you reasonably relied on erroneous information required to be supplied by the plan, trust, or institution making the distribution that was the subject of the rollover.

                  As an alternative to withdrawing excess contributions made to a Regular IRA, Spousal IRA, or SEP-IRA, such amounts may be eliminated by making reduced contributions; however, you will be required to pay the 6% excise tax on the amount of the excess for the year of the contribution and for each subsequent year until the amount of the excess is deducted in a later year for which you have not contributed the maximum deductible amount. If a contribution is made to your account in an amount less than the permissible limit in order to correct an excess contribution for a previous year for which you did not claim a deduction, under certain circumstances, taking into account the limits on contributions, you may be allowed to treat the amount of the reduction in the current year's contribution as an additional contribution for the current taxable year.

(12) Reports to the Internal Revenue Service. If you owe taxes on excess contributions, premature distributions or underdistributions, you must file Form 5329 (Return for Individual Retirement Taxes) with your Form 1040 (U.S. Individual Income Tax Return).

(13) Financial Information. Contributions to your IRA will be invested in shares of the Fund. Earnings are determined by the amount of dividends or other distributions, if any, paid on such shares held in your IRA, and earnings will be used to purchase more Fund shares for your IRA. Payments of dividends and growth in the value of your account can neither be guaranteed nor projected.

                  There is no sales charge on purchases of Fund shares. The Custodian of your IRA, however, charges the following amounts which may be deducted from the amount of your contribution to your IRA (except in the case of certain payroll deductions):

         Acceptance Fee........................................   $5.00
         Annual Maintenance Fee................................   $2.50 per year
         Disbursement Fee (for each disbursement, if any,
                  before you reach age 59 1/2).................   $5.00 per
                                                                  disbursement

                  Gross income of the Fund is reduced by advisory and management fees paid to FBS Investment Services, Inc. and American Hardware Mutual Insurance Company and also by certain other costs paid for by the Fund (accounting fees, taxes, interest, director fees, brokerage charges, etc.). It is estimated that the total of such charges will not be more that 1 1/2% of the Fund's average net assets. See the prospectus for more details.

(14) Form of IRA. Your IRA is established by using the individual retirement custodial account agreement on IRS Form 5305-A (Individual Retirement Custodial Account), including certain additions which are permitted by such Form and are not inconsistent with its terms. The use of the IRS Form for your IRA does not represent a determination of the merits of this IRA by the Internal Revenue Service.

(15) Further Information. You can obtain further information concerning IRAs from any district office of the Internal Revenue Service. Additional information about IRAs is also contained in IRS Publication 590 (make sure you receive a copy describing the law in effect after 1981).




                         FIRST AMERICAN MONEY FUND, INC.
                          INDIVIDUAL RETIREMENT ACCOUNT

                                  Appendix "A"
                                       To
                     Individual Retirement Custodial Account
                Agreement (Internal Revenue Service Form 5305-A)


                                   Article IX

         All contributions to the custodial account made on behalf of the Depositor shall be applied by the Custodian solely to the purchase of full and fractional shares of First American Money Fund, Inc. (the "Fund") on behalf of the Depositor. The Depositor acknowledges receipt of the current prospectus of the Fund. Shares acquired in the Depositor's account will be held beneficially for the Depositor in the name of the Custodian or its nominee.

         All dividends and capital gain or other distributions received on Fund shares held in a Depositor's custodial account shall (unless received in additional Fund shares) be reinvested in such shares which shall be credited to such account. If any distributions of the Fund may be received at the election of the Depositor in additional shares or in cash or other property, the Custodian shall elect to receive the distribution in additional shares.

         The Custodian shall forward to the Depositor any Fund notices, prospectuses, financial statements, proxies and proxy soliciting materials relating to Fund shares. The Custodian shall not vote any of the Fund shares held in the custodial account except in accordance with the written instructions of the Depositor.

                                    Article X

         Except for the rollover contributions and employer contributions to a simplified employee pension referred to in Article I, the Depositor shall not deposit for any taxable year beginning after 1981 an amount in excess of the lesser of $2,000 or 100% of the compensation includible in his or her gross income for such year (in excess of the lesser of $1,500 or 15% of the compensation includible in his or her gross income for any taxable year beginning before 1982). The Depositor shall be fully and solely responsible for all taxes, interest and penalties which might accrue or be assessed by reason of any excess deposit to the custodial account, and interest, if any, earned thereon. Any contribution made by or on behalf of the Depositor in respect of a taxable year of the Depositor shall be made by or on the behalf of the Depositor to the Custodian for deposit in the custodial account within the time period for claiming any income tax deduction for such taxable year. The time within which such contributions must be made is currently the due date for filing the Depositor's tax return for the taxable year, which may be changed from time to time by reason of changes in the law. If the Depositor makes a rollover contribution, i.e., if the contribution consists of an amount distributed from an employees' trust described in Section 401(a) of the Code which is exempt from tax under Section 501(a) or from another Individual Retirement Account or Annuity described in Section 408, from an annuity plan described in Section 403(a), or 403(b) or from a retirement bond described in Section 409(a), the Depositor certifies that it constitutes all or a portion of the balance to the credit of the Depositor or the Depositor's spouse in such trust, Individual Retirement Account or Annuity, annuity plan or bond (including money and any other property), or the proceeds from the sale of such balance, less any amount considered to have been contributed by the Depositor or his or her spouse as an employee (other than deductible employee contributions as defined in Section 72(o)(5) of the Code); that such amount is being contributed no later than 60 days after the receipt by the Depositor, and that no previous rollover has been made within 1 year to or from another Individual Retirement Account or Annuity. At the time of making any rollover contribution(or a transfer contribution from any individual retirement plan), the Depositor agrees to notify the Custodian of the amount of "any accumulated deductible employee contributions" (as defined in Section 72(o)(5) of the Code) included in such contribution or of any amounts included in such contribution on which the Depositor has taken (or intends to take) a tax deduction, including the earnings on such amounts. After the initial contribution, the Depositor shall not make any additional contributions to a custodial account which contains any amounts other than amounts on which the Depositor has taken (or intends to take) a tax deduction; provided, however, the depositor may make an additional rollover contribution to such an account. It shall be the sole responsibility of the Depositor to determine the amount of the contributions to be made hereunder. The Depositor shall execute such forms as the Custodian may require in connection with any contribution hereunder.

                                   ARTICLE XI

         The Custodian shall from time to time, on instruction from the Depositor, and subject to the provisions of Articles IV and V, make distributions out of the custodial account to the Depositor, in such manner and amounts as may be specified in such instructions. All such instructions shall be deemed to constitute a certification by the Depositor that the distribution so directed is one that the Depositor is permitted to receive. A declaration of the Depositor's intention as to the disposition of an amount distributed pursuant to
Article V hereof shall be in writing and given to the Custodian. The Custodian shall have no liability with respect to any contribution to the custodial account, any investment of assets in the custodial account or any distribution therefrom pursuant to instructions received from the Depositor or this Agreement, or for any consequences to the Depositor arising from such contributions, investments or distributions including, but not limited to, excise and other taxes and penalties which might accrue or be assessed by reason thereof, nor shall the Custodian be under any duty to make any inquiry or investigation with respect thereto.

                                   ARTICLE XII

         If the Depositor is disabled (as defined in Section 72(m) of the Code) all or a portion of the balance in the custodial account shall be distributed to him or her as soon as practicable after the Custodian receives notice of the Depositor's disability and written request for distribution. The Custodian may require such proof of the disability as it deems necessary prior to the time that amounts are distributed to the Depositor on account of such disability.

                                  ARTICLE XIII

         The Depositor may designate and redesignate his or her beneficiaries on a form provided by the Fund for such purpose. Such beneficiary or beneficiaries shall be entitled to the balance in the custodial account of the Depositor as provided in paragraph 2 of Article IV. Unless otherwise provided in the designation of beneficiary form, amounts payable by reason of Depositor's death will be paid only to the primary beneficiary or beneficiaries who survive the Depositor in equal shares, or, if no primary beneficiary or beneficiaries survive the Depositor, the contingent beneficiary or beneficiaries who survive the Depositor in equal shares.

         If some but not all primary or contingent beneficiaries, as applicable, in proportion to the relative interests of such surviving primary or contingent beneficiaries. If no such designation is in effect at the time of the Depositor's death, the beneficiary shall be his or her spouse or if there is no spouse living at the time of his or her death, the beneficiary shall be the estate of the Depositor.


                                   ARTICLE XIV

         Depositor acknowledges he or she has read information distributed to him or her by the Custodian and agrees to assume full responsibility for all decisions as to deposits and withdrawals, and the Depositor indemnifies the Custodian and saves it free and harmless from any and all claims arising out of any adverse consequences experienced by the Depositor as a result of his or her own decision, including but not limited to excise taxes and penalties. Any taxes which may be imposed upon the custodial account or the income thereof, but not excise taxes imposed upon the Depositor, may, in the discretion of the Custodian, be deducted from and charged against the custodial account.


                                   ARTICLE XV

         If, within 60 days after the mailing by the Custodian to the Depositor of a report pursuant to paragraph 2 of Article VI, the Depositor has not given the Custodian written notice of any exception or objection thereto, such report shall be deemed to have been approved and in such case, or upon written approval of the Depositor, the Custodian shall be released, relieved, and discharged with respect to all matters and statements set forth therein as though the report had been settled by judgment or decree of a court of competent jurisdiction.


                                   ARTICLE XVI

         The Custodian shall have no duties whatsoever except the duties it specifically agrees to assume under this Agreement, and no implied covenant or obligation shall be read into this Agreement against the Custodian. The Custodian shall not be liable under this Agreement, except for its own bad faith, gross negligence or willful misconduct.

                                  ARTICLE XVII

         No interest, right or claim in or to any part of the custodial account or any payment therefrom shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind, and the Custodian shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute, or anticipate the same, except as required by law.


                                  ARTICLE XVIII

         The Depositor delegates to the investment adviser for the sponsoring Fund the Depositor's right to amend this Agreement in any manner and at any time, prospectively or retroactively, as the adviser may deem necessary and appropriate, including the amendment of this Agreement by substituting in its place a prototype or master plan approved by the Internal Revenue Service and the substitution of a new successor custodian to replace the Custodian. The adviser shall provide the Depositor and the Custodian with a written notice of any such amendment. The Depositor also delegates to the Custodian the right to amend this Agreement from time to time as it deems appropriate, subject to the consent of the Fund's investment adviser. The Custodian shall provide the Depositor with a written notice of any such amendment. The Depositor hereby consents to any such amendments made by the Custodian or the adviser, and all such amendments shall be effective as of the date specified in the written notice of such amendments. Any amendment to this Agreement must be in compliance with the provisions of the Code and the regulations thereunder.


                                   ARTICLE XIX

         The Custodian may resign without liability, cost or expense of any kind, upon written notice furnished by the Custodian to the Depositor, such resignation to be effective the 30th day following the mailing to the Depositor of such notice. In the event that the Depositor fails to appoint a successor Custodian within 30 days of the mailing of such notice, the custodian may either terminate the account and pay the proceeds to the Depositor or may appoint a successor Custodian. The Depositor may remove the Custodian by delivering to it a written notice, which notice shall also designate a successor custodian. The Custodian may also be removed by the adviser, as provided in Article XVIII. in any case where the Custodian resigns or is removed, and the successor custodian has accepted its appointment, the Custodian shall transfer such records and such assets of the account as the Depositor may direct the Custodian in writing to the successor custodian, after making adjustments for any fees due the Custodian.


                                   ARTICLE XX

         Any notice herein required or permitted to be given to the Custodian shall not be effective unless it is mailed to and actually received by the Custodian at the address specified above, or such other address as the Custodian shall provide the Depositor from time to time in writing, stating that such other address shall be used for purposes of this Agreement. Any notice herein required or permitted to be given to the Depositor shall be mailed to the Depositor at the Depositor's residence address given above or at such other address as he or she shall provide the Custodian from time to time in writing stating that such other address shall be used for purposes of this Agreement, and any such notice shall be deemed accepted by the Depositor at the time it is mailed. Depositor and his or her beneficiaries will be bound by the last address furnished to the Custodian by the Depositor or his or her beneficiaries.


                                   ARTICLE XXI

         Custodian and Depositor hereby waive and agree to waive right to trial by jury in an action or proceeding instituted in respect of this custodial account. Depositor further agrees that the venue of any litigation between him and the Custodian with respect to the custodial account shall be in the City of Philadelphia, State of Pennsylvania.


                                  ARTICLE XXII

         This Agreement and the custodial account created hereby shall be subject to the applicable laws, rules and regulations, as the same may from time to time be amended, of the Federal government and the State of Pennsylvania and the agencies and instrumentalities of each having jurisdiction thereof, and shall be governed by and construed, administered and enforced according to the law of the State of Pennsylvania. All contributions to the custodial account shall be deemed to take place in the State of Pennsylvania.

                                  ARTICLE XXIII

         The Depositor shall be fully and solely responsible for all taxes and penalties which might accrue or be assessed for having failed to make the annual minimum withdrawal during the year in which he or she attains the age of seventy and one-half (70 1/2) or for any year thereafter.


                                  ARTICLE XXIV

         The Custodian shall be entitled to receive and may charge against the Depositor's custodial account such reasonable compensation for its service as may from time to time be agreed upon by the Depositor and the Custodian and reimbursement of its expenses as Custodian under this Agreement.



                                                      Custodial Account #_______
                                                       (Administrative Use Only)

                         FIRST AMERICAN MONEY FUND, INC.
                          INDIVIDUAL RETIREMENT ACCOUNT
                           --------------------------
                           DESIGNATION OF BENEFICIARY
                           --------------------------
                        (Important Instructions on Back)

DEPOSITOR'S NAME AND ADDRESS:                __________________________
                                             __________________________
SOCIAL SECURITY #:    ___________            __________________________

CUSTODIAL ACCOUNT # (If Assigned):           __________________________

I hereby designate the following person or persons to receive any remaining balance in my Individual Retirement Account upon my death. By executing this form, I hereby revoke any prior designations made by me and I hereby reserve the right to change my designation of beneficiary by executing and filing a new designation form with the Custodian.

Beneficiary(ies):  ____________________________________________________
_______________________________________________________________________
_______________________________________________________________________
(Specify above the name of the beneficiary, the beneficiary's relationship to you and the designated share the beneficiary if to receive. Distribution will be made among beneficiaries in equal shares, unless you clearly designate otherwise. Please specify below the address of each designated beneficiary.)
Address of each Beneficiary:   ________________________________________
_______________________________________________________________________
_______________________________________________________________________
[NOTE: SAMPLE BENEFICIARY DESIGNATIONS ARE SHOWN ON THE BACK. IF THERE IS NOT A VALID BENEFICIARY DESIGNATION IN EFFECT AT YOUR DEATH, THE CUSTODIAN WILL PAY YOUR ACCOUNT BALANCE TO YOUR SURVIVING SPOUSE, AND IF YOU DO NOT HAVE SURVIVING SPOUSE, YOUR ACCOUNT BALANCE WILL BE PAID TO YOUR ESTATE.]

____________________________            ____________      X____________________
Witness (Only if signature                  Date          Depositor's signature
is required to be witnessed)

____________________________            ____________      X____________________
Witness (Only if signature                  Date          Depositor's signature
is required to be witnessed)



                INSTRUCTIONS FOR DESIGNATION OF BENEFICIARY FORM

Making Your Designation

         This form may be used by you (the Depositor under the Individual Retirement Custodial Account Agreement) to designate the beneficiary who is to receive the balance remaining in your IRA at your death. This form may also be used by any person who is entitled to receive any payments from your IRA following your death (such as your beneficiary or your surviving spouse who is receiving payments under a payment form you had elected). Such person may use this form to designate the beneficiary to receive any remaining interest such person has in the IRA at his or her death. You may designate more than one beneficiary.

         Your beneficiary designation may be an important part of your financial, tax and estate planning. Therefore, you may wish to consult your tax advisor about the tax and other consequence of making a beneficiary designation. Filing a designation and the use of this form is optional; however, filing a designation is recommended. If you complete a designation form, you should date and sign two copies of the form. One copy of the form should be sent to First American Money Fund Inc. IRA, c/o First Pennsylvania Bank, N.A. P.O. Box 8070, Philadelphia, Pennsylvania 19101. Retain a copy of the form for your records. You may change your beneficiary designation by filing a new form with the Custodian. Your beneficiary designation will only be effective if filed with the Custodian prior to your death. Additional copies of this form are available. This form may be duplicated.

Sample Beneficiary Designations

(1) Mary Smith, my wife, if living at my death, otherwise Betty Smith, my daughter.

(2) Mary Smith, my wife, if living at my death, otherwise to Betty Smith, my daughter, and Bill Smith, my son, in equal shares if they both survive me, otherwise all to the one who survives me.

(3) Betty Smith, my daughter, and Bill Smith, my son, in equal shares if they both survive me, otherwise all to the one who survives me.

(4) Mary Smith, my wife, if living at my death, otherwise in equal shares to such of my children as shall survive me.

                         (Retain copy for your records)



                       FIRST AMERICAN MONEY FUND, INC. IRA

                              --------------------
                              IRA TRANSFER PACKAGE
                              --------------------

                 Instruction for Transfer from Existing IRA to a
                       FIRST AMERICAN MONEY FUND, INC. IRA

         You may make a direct transfer of the assets in your present IRA to your new FIRST AMERICAN MONEY FUND, INC. IRA (unless your present IRA prohibits such a transfer). Generally, this transfer can be made tax-free and without adverse tax consequences. The amount transferred does not reduce the amount of the tax-deductible contribution you (or your employer) might otherwise make to a Regular IRA, Spousal IRA or SEP-IRA. Here are the two easy steps to make a transfer:

                                     STEP 1

         Complete and sign the documents in the IRA Application Booklet as indicated in the Booklet's instructions. (The Booklet includes the Application, the IRS Form 5305-A and the Designation of Beneficiary).

                                     STEP 2

         Complete and sign Transfer Letter A and Transfer Letter B included in this Transfer Package. Mail each of the documents listed in Transfer Letter A, with Letter A and Letter B to the following address:

                       FIRST AMERICAN MONEY FUND, INC. IRA
                        c/o First Pennsylvania Bank, N.A.
                                  P.O. Box 8070
                        Philadelphia, Pennsylvania 19101

              (If you wish, you may use the Transfer Letters as a
                         sample and have them retyped)


         If you do not know the exact balance of your present IRA, you may indicate "Transfer IRA Balance" in the IRS Form 5305-A. Also, if you would like to make a tax-deductible contribution to your new Regular or Spousal IRA (not a Rollover IRA) in addition to your transfer contribution, please indicate the amount in item (3) of Transfer Letter A and enclose a check. Please indicated in your Transfer Letter A whether your present IRA is a Rollover IRA and whether your present IRA contains any amounts for which you have taken (or intend to take) a tax deduction.*

         Once First Pennsylvania Bank, N.A. receives your documents, it will open your new IRA and arrange for the transfer of assets from your present IRA.







* Generally, it is important for tax reasons for you to know the type of IRA from which you are making a transfer. If your present IRA ia a Rollover IRA (i.e., it contains and amount from a prior distribution from a qualified plan), your transferred amount will be placed in a Rollover IRA. Also, please advise us if your present Rollover IRA contains any amounts for which you have taken (or intend to take) a tax deduction.


TRANSFER LETTER A

To:      FIRST AMERICAN MONEY FUND, INC.
         c/o First Pennsylvania Bank, N.A.
         P.O. Box 8070
         Philadelphia, Pennsylvania  19101

                                                           Date _____________


Dear Sir:

         This letter is to advise you that I wish to establish a First American Money Fund, Inc. IRA. At the present time I have an IRA plan with_______________ _______________ ___________________ (Give name of present Trustee or Custodian and type of IRA). My present IRA is __ or is not __ a Rollover IRA plan and it does __ or does not __ contain an amount for which I have taken (or will take) a tax deduction. To transfer my present IRA and establish my new First American Money Fund, Inc. IRA, I have enclosed the following:

(1) A completed First American Money Fund, Inc. IRA Application. (See Application Booklet).

(2) A completed and signed Individual Retirement Custodial Account Agreement (IRS Form 5305-A). (See Application Booklet).

(3) A check or money order payable to First Pennsylvania Bank, N.A. for $5.00 (Acceptance Fee) and for $_________ (only if you are making an initial contribution to a Regular or Spousal IRA in addition to the transfer contribution -- insert amount of check).

(4) A completed and signed Designation of Beneficiary form. (See Application Booklet). [Filing this form is optional but recommended].

(5) A completed and signed Transfer Letter B directing that the funds in my present IRA plan be transferred to my new First American Money Fund, Inc. IRA.

         You are hereby requested to establish a First American Money Fund, Inc. for me and accept transfer of the funds from my present IRA plan. If you accept my IRA Application, please forward the enclosed Transfer Letter B and your letter of acceptance to the Trustee/Custodian of my present IRA plan. Please provide me with a confirmation that these actions have been taken.

                                             Sincerely,

                                             __________________________________
                                                         (Sign Name)

                                             __________________________________
                                                        (Print Name)

Account Number - First Pennsylvania Bank, N.A. use only



TRANSFER LETTER B

To:    ______________________
       ______________________
       ______________________
       ______________________
       ______________________
       (Name and Address of Trustee or
        Custodian of Present IRA Plan)
                                                             Date _____________

                               Re: ____________________________________________
                                                (Depositor's Name)

                                   ____________________________________________
                                   (Depositor's Account Number(s) - PRESENT IRA)


Dear _______________:

         Please be advised that I have amended my IRA plan with you by adopting a new IRA plan with First Pennsylvania Bank, N.A. as successor Custodian. In connection with your removal as Trustee/Custodian, and First Pennsylvania Bank, N.A.'s acceptance of its appointment as successor Custodian, you are hereby requested to convert the investment in my present IRA plan with you into cash and forward the proceeds to:

                       FIRST AMERICAN MONEY FUND, INC. IRA
                        c/o First Pennsylvania Bank, N.A.
                                  P.O. Box 8070
                        Philadelphia, Pennsylvania 19101

         Please indicate my First American Money Fund, Inc. IRA Account Number on your check and all correspondence. (See Below).

         Please provide First Pennsylvania Bank, N.A. with such records, documents or other information it may request concerning my present IRA plan with you.

                                             Sincerely,

                                             __________________________________
                                                         (Sign Name)
__________________________________
(First American Money Fund, Inc.             __________________________________
         IRA Account Number)                             (Print Name)

(This letter to be mailed with Transfer Letter to be mailed with Transfer Letter A to First Pennsylvania Bank, N.A. First Pennsylvania Bank, N.A. will forward to your present custodian)